EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-13511, No. 333-136984, No. 333-184336 and No. 333-212065) on Form S-8 of Universal Stainless and Alloy Products, Inc. and Subsidiaries of our report dated September 21, 2018, with respect to the statements of financial condition of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan as of June 30, 2018 and 2017 and the related statements of income and changes in plan equity for each of the years in the three-year period ended June 30, 2018, which report appears in the June 30, 2018 Annual Report on the Form 11-K of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
September 21, 2018